Exhibit 99.1

First Internet Bancorp Announces Closing of Common Stock Offering

Fishers, Indiana, June 11, 2018 — First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today that it has completed its previously announced underwritten public offering of 1,505,000 shares of its common stock at a price of $33.25 per share.  Additionally, the underwriters have elected to exercise the option to purchase an additional 225,750 shares.  Including the exercise of the option, the Company issued a total of 1,730,750 shares of its common stock and received net proceeds of approximately $54.3 million after deducting underwriting discounts and commissions and offering expenses.  Keefe, Bruyette & Woods, Inc., a Stifel Company, served as the sole book-running manager for the offering, with Sandler O’Neill + Partners, L.P., FIG Partners, LLC and Hovde Group, LLC serving as co-managers.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in the registration statement on Form S-3 (File No. 333-219841) for the underwritten public offering of common stock described in this communication.  The sale of shares in the underwritten public offering was made pursuant to the prospectus supplement and accompanying prospectus.  Copies of the prospectus supplement and accompanying prospectus related to the underwritten public offering may be obtained by contacting Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by calling toll-free (800) 966-1559.  These documents are available at no charge by visiting the SEC’s website at www.sec.gov.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $2.9 billion as of March 31, 2018.  The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services.  The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies.  First Internet Bancorp’s common stock trades on the NASDAQ Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index.  Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact information:

Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com